UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 16, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Unless the context otherwise requires, references to “Endeavour,” the “Company,” “we,” “us” or “our” mean Endeavour International Corporation and its consolidated subsidiaries.

On April 16, 2014, Endeavour International Corporation entered a settlement agreement with SM Energy Company and certain other sellers named therein (collectively, “SM Energy”) regarding litigation filed against Endeavour Operating Corporation, our wholly-owned subsidiary, in December 2011.

In accordance with the settlement agreement, Endeavour will pay SM Energy $5 million and issue a note for $4.5 million. The note will be paid in three graduated payments beginning in twelve months.

Warrant Agreements

In connection with the entrance into the Settlement Agreement, we entered into Warrant Agreements for the purchase of Common Stock (the “Warrant Agreements”) with SM Energy, pursuant to which we issued the warrants to purchase 2,130,680 shares of our common stock. The Warrants have an exercise price of $5.29 per share. The Warrants expire on April 16, 2019 and are subject to customary anti-dilution provisions. The Warrant Agreements include a cashless exercise provision entitling SM Energy to surrender a portion of the underlying common stock that has a value equal to the aggregate exercise price in lieu of paying cash upon exercise of a Warrant.

The above-referenced issuance was not registered under the Securities Act of 1933, as amended (the “Securities Act”) and qualified for exemption under Section 4(2), because the issuance of securities by the Company did not involve a public offering.

Additional information regarding the SM Energy dispute is available in our 2013 Annual Report on Form 10-K, which can be found on our website at www.endeavourcorp.com.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the sale of the Warrants and the potential issuance of our common stock upon conversion of the Warrants is incorporated by reference into this Item 3.02.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

April 23, 2014	By:	/s/ Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President, Chief Financial Officer